Exhibit 10.52

Tony Sirianni

Senior Vice President, Field Operations
FY07 Compensation Plan

Effective Date: March 1, 2006 to February 28, 2007

Cash Compensation Elements (All In US $)

Annual Base Salary	$275,000
Annual Incentive @ 100%	$285,000
Annual Total Target Income @ 100%	$560,000

General Terms

This Compensation Plan contains the details of your compensation for Fiscal Year 2007 (“FY07”). It forms part of your Employment Agreement with Cognos. All compensation amounts are in United States Dollars.

1)	HRC Approval. The Human Resources & Compensation Committee of the Board of Directors of Cognos Incorporated (“Committee”) approved this Compensation Plan on April 5, 2006 and it is binding between you and Cognos when signed by both parties.

2)	FY07 Incentive Payment. Your actual FY07 incentive award (“FY07 Incentive Payment”) will be paid quarterly based upon achievement versus revenue (or other) targets provided to you in the prior quarter. During or prior to each quarter the COO (or until that position is filled, the CEO) will establish a portion of your annual incentive amount as a quarterly incentive target along with the specific target(s) for that quarter. The payout on the quarterly incentive will depend on your performance against those established performance target(s).

3)	Eligibility. To be eligible to receive a FY07 quarterly incentive award you must remain employed by the company at the end of the quarter in question.

4)	Repayment and Surrender. The FY07 Incentive Payment, if any, is based on performance measures and will be subject to recalculation by Cognos and repayment by you in certain circumstances.

If the audited financial statements of Cognos Incorporated in respect of any fiscal year after Fiscal Year 2006 are, or are required to be, subsequently re-stated in any material respect, and for reasons that the Human Resources & Compensation Committee of the Board of Directors of Cognos Incorporated (“Committee”) deems, in its sole discretion, to be based on error, malfeasance or negligence, then any incentive based on those audited financial statements will be recalculated based on the restated financial statements.

If the original Incentive Payment is greater than the recalculated Incentive Payment, you will immediately pay the difference between such amounts to the employing Cognos subsidiary (subject to such other repayment terms as may be approved by the Committee). If the original Incentive Payment is less than the recalculated Incentive Payment, Cognos will forthwith pay you the difference between such amounts, less any deductions at source required by applicable law.

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Any repayment made by you to Cognos will be net of any taxes originally withheld at source by Cognos (“Tax Withholding Amount”). Any subsequent refund to you of any taxes in respect of the original FY07 Incentive Payment will be immediately payable by you to Cognos upon receipt, up to the Tax Withholding Amount.

5)	Stock Ownership. Cognos stock ownership guidelines applicable to you are two (2) times the sum of your Annual Base Salary and Annual Target Incentive or $1,120,000. At the start of fiscal year 2007 this represented 31,111 shares. The target date for meeting the ownership guidelines is July 8, 2006 which is five (5) years from your date of promotion. As per the ownership guidelines, until such time that you have met the ownership guidelines, twenty-five (25%) of all stock options exercised by you, and RSUs that vest, must be retained in common shares.

AGREED AND ACCEPTED AS OF JULY 31, 2006:

/s/ Tony Sirianni	July 31, 2006

Tony Sirianni	Date
Senior Vice-President, Field Operations

/s/ John Jussup	July 31, 2006

John Jussup	Date
SVP, Chief Legal Officer and Secretary of Cognos Incorporated, Sole shareholder of Cognos Corporation

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